UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2021

Ameresco, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34811	04-3512838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street, Suite 410 Framingham, Massachusetts	01701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 661-2200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	AMRC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement

On March 4, 2021, Ameresco, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc. and Oppenheimer & Co. Inc. as representatives of the underwriters named therein (the “Underwriters”) and certain stockholders of the Company named therein (the “Selling Stockholders”), relating to an underwritten public offering (the “Offering”) of 2,500,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), being offered by the Company, and 700,000 shares of Common Stock being offered by the Selling Stockholders. The price to the public in the Offering is $44.00 per share, and the Underwriters have agreed to purchase the Shares from the Company and Selling Stockholders pursuant to the Underwriting Agreement at a price of $42.02 per share. Under the terms of the Underwriting Agreement, the Company and a certain Selling Stockholder granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 480,000 aggregate shares of Common Stock (the “Additional Shares”) from the Company and the Selling Shareholder at the same price per share as the Shares.

The Company estimates that the net proceeds from the Offering will be approximately $104.3 million, or approximately $120.1 million if the Underwriters exercise in full their option to purchase the Additional Shares, in each case after deducting underwriting discounts and commissions and estimated offering expenses. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.

The Shares, and any Additional Shares, will be issued pursuant to a prospectus supplement dated March 4, 2021 and an accompanying base prospectus that form a part of the registration statement on Form S-3ASR which became automatically effective upon filing with the Securities and Exchange Commission (“SEC”) (File No. 333-253878) on March 4, 2021. The closing of the Offering is expected to take place on or about March 9, 2021, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties, covenants and agreements by the Company and the Selling Stockholders, customary conditions to closing, indemnification obligations of the Company, the Selling Stockholders and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the legal opinion and consent of Wilmer Cutler Pickering Hale and Dorr LLP relating to the Shares and the Additional Shares is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

On March 4, 2021, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 4, 2021, by and among the Company, BofA Securities, Inc., Oppenheimer & Co. Inc. and the selling stockholders of the Company named therein.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above).

99.1	Press Release, dated March 4, 2021.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

Forward-Looking Statements

Any statements in this Current Report on Form 8-K about future expectations, plans and prospects for the Company, including statements about the timing and completion of the public offering, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward looking statements as a result of various important factors, including risks and uncertainties related to whether or not Ameresco will be able to raise capital through the sale of shares of Class A common stock, market and other conditions, the satisfaction of customary closing conditions related to the public offering, the impact of general economic, industry or political conditions in the United States or internationally including the ongoing COVID-19 pandemic and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission on March 2, 2021. There can be no assurance that the Company will be able to complete the public offering on the anticipated terms, or at all. In addition, the forward-looking statements included in this Current Report on Form 8-K speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERESCO, INC.

Date: March 5, 2021	By:	/s/ Spencer Doran Hole
Spencer Doran Hole
Senior Vice President and Chief Financial Officer (duly authorized and principal financial officer)